                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                        CHICAGO BRIDGE & IRON COMPANY N.V.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                       CHICAGO BRIDGE & IRON COMPANY N.V.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                       CHICAGO BRIDGE & IRON COMPANY N.V.
                                POLARISAVENUE 31
                       2132 JH HOOFDDORP, THE NETHERLANDS

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 11, 2000

To the Shareholders of:

                       CHICAGO BRIDGE & IRON COMPANY N.V.

     You are hereby notified that the Annual Meeting of Shareholders of Chicago Bridge & Iron Company N.V. will be held at Amstel Inter-Continental Amsterdam, Prof. Tulpplein 1, 1018 GX, Amsterdam, The Netherlands, at 2:00 P.M., local time, on Thursday, May 11, 2000, for the following purposes:

        1. To reappoint J. Dennis Bonney, Gerald M. Glenn and Vincent L. Kontny as members of the Board of Supervisory Directors to serve until the Annual Meeting of Shareholders in 2003, and until their successors shall have been duly appointed;

        2. To authorize the preparation of the annual accounts and the report in the English language and to adopt the Dutch Statutory Annual Accounts of the Company for the fiscal year ended December 31, 1999;

        3. To approve the distribution of profits for the fiscal year ended December 31, 1999 in the amount of US$0.24 per share previously paid as interim dividends;

        4. To approve the extension of the authority of the Management Board to repurchase up to 30% of the issued share capital of the Company until November 11, 2001;

        5. To cancel shares to be acquired by the Company in its own share capital;

        6. To amend the Articles of Association to allow the Chairman of the meeting of shareholders to establish the rules of order and grant authorization to implement the amendment;

        7. To determine the compensation of Supervisory Directors who are not employees of the Company; and

        8. To approve the appointment of Arthur Andersen as the Company's independent public accountants for the fiscal year ending December 31, 2000.

     Copies of the Dutch Statutory Annual Accounts, the report of the Management Board, the list of nominees for the Supervisory Board and the verbatim text of the proposed amendment to the Articles of Association (in Dutch and in English) can be obtained free of charge by shareholders and other persons entitled to attend meetings of shareholders of the Company at the offices of the Company at Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands; at Kas-Associatie N.V., Spuistraat 172, 1012 VT Amsterdam, The Netherlands; and at the Bank of New York, 101 Barclay Street, 22nd Floor West, New York, New York 10286 from the date hereof until the close of the Annual Meeting.

     Holders of registered shares of record at the close of business on March 29, 2000, and holders of the bearer shares are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. The stock transfer books will not be closed.

     REGISTERED SHAREHOLDERS ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

                                          Robert H. Wolfe
                                          Secretary

April 3, 2000

                       CHICAGO BRIDGE & IRON COMPANY N.V.

                                PROXY STATEMENT

                                  MAY 11, 2000

     This proxy statement, which is first being mailed to holders of registered shares on or about April 5, 2000, is furnished in connection with the solicitation of proxies on behalf of the Supervisory Board of Chicago Bridge & Iron Company N.V. ("CB&I" or the "Company"), who ask you to complete, sign, date and mail the enclosed proxy for use at the Annual Meeting of Shareholders to be held May 11, 2000, 2:00 p.m. local time (the "Annual Meeting"), for the purposes set forth in the foregoing notice. Cost of solicitation of proxies will be borne by the Company. Proxies may be solicited personally or by telephone or telefax by certain members of the Supervisory Board and the directors, officers and a few regular employees of the Company and its subsidiaries, without extra compensation.

     Each share entitles the holder thereof to one vote on each matter submitted to a vote at the meeting. All shares represented by proxies duly executed and received by the Company within the time indicated on the enclosed proxy (the "Voter Deadline"), will be voted at the meeting or any adjourned session of the meeting in accordance with the terms of the proxies. If no choice is indicated on the proxy, the proxyholders will vote for Messrs. Bonney, Glenn and Kontny for Supervisory Directors and for all proposals described in this Proxy Statement.

     A shareholder may revoke a proxy by submitting a document revoking it or by submitting a duly executed proxy bearing a later date prior to the Voter Deadline, or by attending the meeting and voting in person.

     Only shareholders of record of the 9,229,059 registered shares of the Company's share capital, par value NLG 0.01 (the "Registered Shares") issued at the close of business on March 29, 2000, and the holders of the 9,782 bearer shares (the "Bearer Shares") (the Registered Shares and the Bearer Shares together, the "Common Stock" or "shares") are entitled to notice of and to vote at the meeting.

     Abstentions, directions to withhold authority to vote for a supervisory director-nominee or to withhold authority to vote for all supervisory director-nominees and "broker non-votes" (where a named entity holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such named entity does not possess or choose to exercise its discretionary authority with respect thereto) will be considered present at the meeting but will not be counted to determine the total number of votes cast.

     A copy of the Company's Annual Report on Form 10-K, including the financial statements, schedules and exhibits thereto, may be obtained without charge by written request to Robert H. Wolfe, Secretary, Chicago Bridge & Iron Company N.V., Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands or Investor Relations Department c/o Chicago Bridge & Iron Company, 1501 N. Division Street, Plainfield, IL 60544-8984 USA.

                                     ITEM 1

                            APPOINTMENT OF DIRECTORS

     The general affairs and business of the Company and the board which manages the Company (the "Management Board") are supervised by the Board of Supervisory Directors (the "Supervisory Board"), the members of which are appointed by the general meeting of shareholders. The Company's Articles of Association (the "Articles of Association") provide for at least six and no more than twelve Supervisory Directors to serve on the Supervisory Board. Effective March 26, 1997, the size of the Board is eight. Under the law of The Netherlands, a Supervisory Director cannot be a member of the Management Board ("Managing Directors") of the Company. The shareholders have appointed Chicago Bridge & Iron Company B.V. as the sole member of the Management Board. Executive officers are not Managing Directors of the Company for purposes of Dutch law.

     Members of the Supervisory Board are appointed to serve three-year terms, with approximately one-third of such members' terms expiring each year. Members of the Supervisory Board must retire no later than at the general meeting of shareholders held after a period of three years following their appointment, but may be reappointed. Members of the Supervisory Board must resign effective the date of the Annual Meeting of Shareholders in the year in which the director attains the age of 72. Pursuant to the Articles of Association, members of the Supervisory Board may be suspended or dismissed by the general meeting of shareholders. The Supervisory Board may make a proposal to the general meeting of shareholders for the suspension or dismissal of one or more of its members. If such proposal is made by the Supervisory Board, a simple majority vote of the shareholders is required to effect a suspension or dismissal. If no such proposal is made, the general meeting of shareholders by vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company (a "Two-thirds Majority of Quorum") is required to effect a suspension or dismissal. The members of the Supervisory Board may receive such compensation as may be determined by the general meeting of shareholders.

     As permitted under Dutch law and the Articles of Association, the Supervisory Board is authorized to make binding nominations of two candidates for each open position on the Supervisory Board, with the candidate receiving the greater number of votes being elected. A nomination by the Supervisory Board is binding on the shareholders unless overridden by a Two-thirds Majority of Quorum.

     Three Supervisory Directors are to be appointed. They will serve until the Annual Meeting of Shareholders in 2003, except in the case of Mr. Bonney, who will attain the age of 72 in 2002 and must retire at the time of the Annual Meeting of Shareholders in 2002. For one position, the Supervisory Board has proposed the election of J. Dennis Bonney or Stephen M. Duffy. For the second position, the Supervisory Board has proposed the election of Gerald M. Glenn or Kevin C. Yessian. For the third position, the Supervisory Board has proposed the election of Vincent L. Kontny or Samuel C. Leventry. Messrs. Bonney, Glenn and Kontny are presently members of the Supervisory Board. Mr. Duffy is Vice President-Human Resources and Administration of Chicago Bridge & Iron Company, Mr. Yessian is Vice President-Procurement of Chicago Bridge & Iron Company and Mr. Leventry is Vice President-Engineering of Chicago Bridge & Iron Company.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF MESSRS. BONNEY, GLENN AND KONTNY.

     Certain information with respect to the nominees for Supervisory Director and the five Supervisory Directors whose terms do not expire this year is as follows:

THE FOLLOWING NOMINATIONS ARE MADE FOR THREE-YEAR TERMS EXPIRING IN 2003:

FIRST POSITION

  FIRST NOMINEE

     J. DENNIS BONNEY, 69, has served as a Supervisory Director of the Company since April, 1997. He served as Vice Chairman of the Board of Chevron Corporation from 1987 to 1995. He currently serves as Chairman of the Board of Aeromovel USA and Aeromovel Global Corporation. From 1996 to 1998 he was a director of Alumax Inc. and United Meridian Corporation. Mr. Bonney is Chairman of the Supervisory Board's Audit Committee, and is a member of the Organization and Compensation Committee and the Corporate Governance Committee.

  SECOND NOMINEE

     STEPHEN M. DUFFY, 50, has served as Vice President-Human Resources and Administration of Chicago Bridge & Iron Company since June, 1996. Mr. Duffy was Vice President-Human Resources and Administration of CBI Industries, Inc. from November, 1991, through May, 1996.

SECOND POSITION

  FIRST NOMINEE

     GERALD M. GLENN, 57, has served as Chairman of the Supervisory Board of the Company since April, 1997. He has been President and Chief Executive Officer of Chicago Bridge & Iron Company since May, 1996 and has been a Managing Director of Chicago Bridge & Iron Company B.V. since March, 1997. Since April, 1994, Mr. Glenn has been a principal in the Glenn Group LLC. From November, 1986 to April, 1994, he served as Group President-Fluor Daniel, Inc. Mr. Glenn is a member of the Supervisory Board's Nominating Committee.

  SECOND NOMINEE

     KEVIN C. YESSIAN, 45, has served as Vice President-Procurement of Chicago Bridge & Iron Company since July, 1997. Prior to joining the Company, he was President of Indeck Energy Services from May, 1994 to July, 1997. Prior to that, Mr. Yessian was Executive Vice President of Coastal Remediation Company and Vice President of Coastal Chem (both units of The Coastal Company), and was employed for over 20 years by that company and its predecessor company, American Natural Resources Corporation.

THIRD POSITION

  FIRST NOMINEE

     VINCENT L. KONTNY, 62, has served as a Supervisory Director of the Company since April, 1997. Mr. Kontny was President and Chief Operating Officer of Fluor Corporation from 1990 until September, 1994. He is currently the owner and CEO of the Double Shoe Cattle Company. He has held this position at Double Shoe Cattle Company since 1992. Mr. Kontny is Chairman of the Supervisory Board's Organization and Compensation Committee and is a member of the Audit Committee and the Corporate Governance Committee.

  SECOND NOMINEE

     SAMUEL C. LEVENTRY, 50, has served as Vice President-Engineering of Chicago Bridge & Iron Company since April, 1997. Prior to that, he was Product Manager-Pressure Vessels and Spheres from April, 1995 to April, 1997 and Product Engineering Manager-Special Plate Structures for Chicago Bridge & Iron Company.

Mr. Leventry has been employed by Chicago Bridge & Iron Company for over 29 years in various engineering positions.

DIRECTORS TO CONTINUE IN OFFICE WITH TERMS EXPIRING IN 2001:

     JERRY H. BALLENGEE, 62, has served as a Supervisory Director of the Company since April, 1997. He served as President and Chief Operating Officer of Union Camp Corporation from July, 1994 to May, 1999 and has served in various other executive capacities and as a member of the Board of Directors of Union Camp Corporation since 1988. He is Chairman of the Supervisory Board's Nominating Committee and a member of the Corporate Governance Committee.

     L. DONALD SIMPSON, 64, has served as a Supervisory Director of the Company since April, 1997. From December, 1996 to December, 1999, Mr. Simpson has served as Executive Vice President of Great Lakes Chemical Corporation. Prior thereto, beginning in 1992, he served in various executive capacities at Great Lakes Chemical Corporation. He is a member of the Supervisory Board's Audit Committee and Corporate Governance Committee.

DIRECTORS TO CONTINUE IN OFFICE WITH TERMS EXPIRING IN 2002:

     J. CHARLES JENNETT, 59, has served as a Supervisory Director of the Company since April, 1997. He has served as President of Texas A&M International University since 1996. He was Provost and Vice President of Academic Affairs at Clemson University from 1992 through 1996. Mr. Jennett is a member of the Supervisory Board's Nominating Committee and Corporate Governance Committee.

     GARY L. NEALE, 60, has served as a Supervisory Director of the Company since April, 1997. He is currently President, CEO and Chairman of the Board of NiSource, Inc., whose primary business is the distribution of electricity, gas and water through utility companies. Mr. Neale has served as a director of NiSource, Inc. since 1991, a director of Northern Indiana Public Service Company since 1989 and a director of Modine Manufacturing Company (heat transfer products) since 1977. Mr. Neale is Chairman of the Supervisory Board's Corporate Governance Committee and a member of the Organization and Compensation Committee.

     MARSHA C. WILLIAMS, 49, has served as a Supervisory Director of the Company since April, 1997. Since May, 1998, she has served as Chief Administrative Officer of Crate & Barrel, a specialty retail company. Prior to that, she served as Vice President and Treasurer of Amoco Corporation from December, 1997 to May, 1998 and Treasurer from 1993 to 1997. Ms. Williams is a director of Selected Funds, Davis Funds and Modine Manufacturing Company (heat transfer products). Ms. Williams is a member of the Supervisory Board's Audit Committee and Corporate Governance Committee.

                            COMMITTEES OF THE BOARD

     The Audit Committee, which held four meetings in 1999, is charged with reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company, and coordinating the annual internal audit plan with the auditing plan of the independent public accountants. The Committee receives reports from the Company's Internal Audit Department, reviews the annual report to shareholders and the financial statements contained therein, reviews the results of the audit performed by the Company's independent public accountants and acts as liaison between the independent public accountants and the Supervisory Board. The Committee makes recommendations concerning the appointment of the independent public accountant of the Company, the scope of the audit to be performed and the fees to be paid. The Committee is also authorized to audit and monitor the compliance by the Company and its subsidiaries with the laws of the various jurisdictions in which the Company and its subsidiaries conduct business and to report to the Supervisory Board and make recommendations with respect to any problems.

     The Organization and Compensation Committee, which held four meetings in 1999, reviews and makes recommendations concerning compensation philosophy and guidelines for the executive and managerial group of the Company, reviews compensation and benefit programs for employees of the Company and its subsidiaries, compares such programs and compensation against market data and makes recommendations as to modifications, reviews recommendations or actions of management concerning benefit plans, incentive plans, stock option or other stock awards and oversees the administration of such plans, reviews compensation, awards and grants under corporate benefit plans for the Chief Executive Officer, reviews management recommendations concerning compensation for certain other officers, administers the Company's long-term incentive plan and advises as to which key officers of the Company or its subsidiaries should be offered employment and/or termination agreements.

     The Nominating Committee, which held two meetings in 1999, establishes criteria regarding the size and composition of the Supervisory Board and its Committees, recommends criteria relating to tenure and eligibility, identifies, reviews and recommends prospective Supervisory Directors, recommends candidates for the position of Chief Executive Officer, approves the nominees for new positions on the Supervisory Board and vacancies on the Supervisory Board, and advises regarding Supervisory Board compensation. It will consider nominees for Supervisory Director recommended by shareholders. Recommendations must be submitted in writing and addressed to the Chairman of the Nominating Committee, c/o Secretary of the Company, Robert H. Wolfe, Chicago Bridge & Iron Company N.V., Polarisavenue 31, JH 2132 Hoofddorp, The Netherlands, and set forth the name, age, business and residential address, principal occupation, number of shares of Common Stock owned and such other information concerning the nominee as may be requested by the Nominating Committee.

     The Corporate Governance Committee, which held one meeting in 1999, reviews and makes recommendations concerning policies and practices of management relating to corporate governance and responsibilities and is responsible for the internal operations of the Supervisory Board.

INFORMATION REGARDING MEETINGS

     The Supervisory Board held four meetings in 1999. Each of the Supervisory Directors attended at least 75% of the meetings of the Supervisory Board and of the committees of which he or she was a member.

                       COMMON STOCK OWNERSHIP BY CERTAIN
                             PERSONS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to each person (other than management of the Company) known to the Company to be the beneficial owner of more than 5% of the Company's issued shares.

                            NAME AND ADDRESS               AMOUNT AND NATURE OF   PERCENT
TITLE OF CLASS            OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP   OF CLASS
--------------  ----------------------------------------   --------------------   --------
Common Stock    Wellington Management Company, LLP              1,147,800(1)       11.00%
                75 State Street
                Boston, MA 02109
Common Stock    Neuberger Berman LLC                            1,130,041(2)       10.02%
                605 Third Ave.
                New York, NY 10158
Common Stock    Skyline Asset Management L.P.                     789,600(3)         7.0%
                311 South Wacker Drive, Suite 4500
                Chicago, IL 60606
Common Stock    David L. Babson and Company Incorporated          566,800(4)        5.43%
                One Memorial Drive
                Cambridge, MA 02142-1300
Common Stock    The Hartford Mutual Funds, Inc.                   550,000(5)        5.32%
                200 Hopmeadow Street
                Simsbury, CT 06070
Common Stock    Mellon Bank Corporation                           497,384(6)        5.27%
                One Mellon Bank Center
                Pittsburgh, PA 15258

---------------
(1) According to an amended Schedule 13G dated February 9, 2000, filed by Wellington Management Company, LLP and it had shared power to vote 1,101,500 shares and shared power to dispose of 1,147,800 shares.

(2) According to an amended Schedule 13G dated February 3, 2000, filed by Neuberger Berman LLC and it had sole power to vote 916,941 shares and shared power to dispose of 1,130,041 shares.

(3) According to an amended Schedule 13G dated February 7, 2000, filed by Skyline Asset Management L.P. for itself and certain client accounts over which it exercises discretion and it had shared power to vote and dispose of 789,600 shares.

(4) According to an amended Schedule 13G dated January 25, 2000 filed by David
    L. Babson and Company Incorporated and it had sole power to vote and dispose of 566,800 shares.

(5) According to an amended Schedule 13G dated February 11, 2000 filed by Hartford Mutual Funds, Inc., on behalf of the Hartford Capital Appreciation Fund and it had shared power to vote and to dispose of 550,000 shares.

(6) According to an amended Schedule 13G dated January 20, 2000, filed by Mellon Bank Corporation filed for itself, Boston Group Holdings, Inc., The Boston Company Inc. and The Dreyfus Corporation and it had sole power to vote 490,984 shares and sole power to dispose of 497,384 shares.

SECURITY OWNERSHIP OF MANAGEMENT OF THE COMPANY

     The following table sets forth certain information regarding the Company's Common Stock beneficially owned on March 1, 2000, by each Supervisory Director and each nominee to be a Supervisory Director, each named executive officer and by all directors and executive officers as a group.

                                                   NUMBER OF        RIGHTS TO    RESTRICTED   PERCENTAGE OF
           NAME OF BENEFICIAL OWNER             SHARES OWNED (1)   ACQUIRE (2)   STOCK (3)     STOCK OWNED
           ------------------------             ----------------   -----------   ----------   -------------
Gerald M. Glenn...............................        9,130          12,800       571,338          6.3%
Stephen P. Crain..............................       11,484           2,650                          *
Stephen M. Duffy..............................       25,058           1,450                          *
Robert B. Jordan..............................       44,650           5,125        18,750            *
Samuel C. Leventry............................        4,905             525                          *
Timothy J. Wiggins............................        1,243           3,075       136,121          1.5%
Robert H. Wolfe...............................       46,808           2,150                          *
Kevin C. Yessian..............................        5,600             525                          *
Jerry H. Ballengee............................        2,017           1,500                          *
J. Dennis Bonney..............................        9,000           1,500                          *
J. Charles Jennett............................        2,000           1,500                          *
Vincent L. Kontny.............................        1,000           1,500                          *
Gary L. Neale.................................        1,000           1,500                          *
L. Donald Simpson.............................        1,000           1,500                          *
Marsha C. Williams............................        2,000           1,500                          *
All directors, nominees for directors and
  executive officers as a group (17 in
  number).....................................      173,864          38,800       726,209          9.7%

---------------
* Beneficially owns less than one percent of the Company's Common Stock.

(1) Include shares held pursuant to the CB&I Management Defined Contribution Plan and shares held by immediate family members.

(2) Shares that can be acquired through stock options exercised through May 11, 2000, but excludes presently exercisable stock options under the Company's Stock Purchase Plan which will be exercised pursuant to that plan on April 3, 2000.

(3) Shares subject to a vesting schedule, forfeiture risk and other restrictions, including restricted stock units, for which the participant has voting rights on the underlying stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Supervisory Directors, executive officers and persons who own more than 10% of the Common Stock to file initial reports of ownership and reports of changes in ownership of Common Stock (Forms 3, 4 and 5) with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Supervisory Directors, Executive Officers and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

     To the Company's knowledge based solely on its review of the copies of such reports received by it and on written representations by certain reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ended December 31, 1999, its Supervisory Directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements applicable to them, except Mr. Bonney who filed one Form 4 which was ten days late with respect to one transaction.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.

                                                                                 LONG TERM COMPENSATION
                                                                            ---------------------------------
                                               ANNUAL COMPENSATION                  AWARDS            PAYOUTS
                                         --------------------------------   -----------------------   -------
              (A)                 (B)      (C)       (D)         (E)                        (G)         (H)         (I)
                                                                               (F)       SECURITIES
                                                                            RESTRICTED   UNDERLYING
                                                             OTHER ANNUAL     STOCK       OPTIONS/     LTIP      ALL OTHER
                                         SALARY     BONUS    COMPENSATION    AWARD(S)       SARS      PAYOUTS   COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR   ($)(1)    ($)(2)       ($)(3)        ($)(4)     (# SHARES)     ($)        ($)(5)
  ---------------------------     ----   -------   -------   ------------   ----------   ----------   -------   ------------
Gerald. M Glenn.................  1999   441,000   350,000          --       671,875       51,200     258,935       83,157
  Chairman of the Supervisory     1998   420,000   330,000          --            --       51,200     73,935     1,268,993
  Board; President, Chief
  Executive                       1997   400,000   155,000          --            --       92,094         --     8,640,347
  Officer and Chairman of
  Chicago Bridge & Iron Company;
  and Managing Director of
  Chicago Bridge & Iron Company
  B.V.
Stephen P. Crain................  1999   185,000   100,000      38,135            --       10,600     53,625        22,633
  Vice President -- Global Sales  1998   146,000    87,500          --            --        7,400     15,311        15,842
  and Marketing of Chicago
  Bridge & Iron Company and
  Managing Director of Chicago
  Bridge & Iron Company B.V.
Robert B. Jordan................  1999   300,000   160,000      46,923            --       23,000     104,181       35,200
  Vice President -- Operations
  of                              1998   250,082   140,000          --       275,000       70,500     29,745       121,448
  Chicago Bridge & Iron Company;
  and Managing Director of
  Chicago Bridge & Iron Company
  B.V.
Timothy J. Wiggins..............  1999   255,000   127,500          --            --       12,300     62,816       185,528
  Vice President and Chief
  Financial                       1998   242,008   125,000          --            --       12,300     17,932       318,578
  Officer of Chicago Bridge &     1997   220,012    75,000          --            --       21,489         --     2,057,273
  Iron Company; and Managing
  Director of Chicago Bridge &
  Iron Company B.V.
Robert H. Wolfe.................  1999   195,000    68,250          --            --        8,600     42,900        22,021
  Secretary of the Company;       1998   187,252    65,538          --            --        8,600     12,251       116,668
  Vice President, General
  Counsel                         1997   175,000    35,000          --            --       17,094         --       721,090
  and Secretary of Chicago
  Bridge & Iron Company; and
  Secretary of Chicago Bridge &
  Iron Company B.V.

---------------
(1) Salary paid in 1998 for actual period of employment by the Company: Robert
    B. Jordan -- February 9, 1998.

(2) Bonus amounts include payments under the Incentive Compensation Plan (as described under the caption "Organization and Compensation Committee Report on Executive Compensation").

(3) Amounts reported are personal benefits and include club dues as follows:
    Stephen P. Crain $29,742; Robert B. Jordan $39,480. Persons for whom no amount is reported did not receive personal benefits, the value of which exceeded the lesser of $50,000 or 10% of their annual salary and bonus.

(4) Restricted stock awards or units are valued at the closing price on the date of grant. Participants receive dividends on the grants reported in this column. Restricted stock awards granted to Robert B. Jordan vest in four equal annual installments starting in September, 1999. Restricted stock units granted to Gerald M. Glenn vest April 1, 2002 (as described under the caption "Organization and Compensation

    Committee Report on Executive Compensation"). The number and value of the aggregate restricted share holdings at the end of the last completed fiscal year, based on the NYSE composite closing price of $13.75/share on December 31, 1999, for each named executive officer who held such shares are: Gerald
    M. Glenn, 50,000, $671,875; Robert B. Jordan, 18,750, $257,800.

(5) The compensation reported for 1999 represents (a) the value of shares reallocated to each named executive officer resulting from forfeitures of other Participants pursuant to the Management Plan (as described below), (b) contributions pursuant to the Chicago Bridge & Iron Savings Plan (the "401(k) Plan") allocated to the executive officer's account, and (c) the cost of allocations to each executive officer's account in a benefit restoration plan (described under the caption "Pension and other retirement benefits") for allocations pursuant to the 401(k) Plan which otherwise exceed the maximum limit imposed upon such plan by the Internal Revenue Code of 1986, as amended (the "Code"). For 1999, those three amounts, expressed in the same order identified above, for each named executive officer are as follows: Gerald M. Glenn, $21,477, $12,800 $48,880; Stephen P. Crain $233, $12,800, $9,600; Robert B. Jordan $0, $12,800, $22,400; Timothy J. Wiggins
    $5,128, $12,800, $17,600; Robert H. Wolfe $1,178, $12,800, $8,043. With
    respect to Timothy J. Wiggins, the compensation reported also includes $150,000 paid to him pursuant to an agreement whereby his receipt of Management Plan Shares would be deferred.

MANAGEMENT PLAN

     The Company has established the Chicago Bridge & Iron Management Defined Contribution Plan (the "Management Plan"). The Management Plan is not qualified under Section 401(a) of the Code and each participant's account is treated as a separate account under Section 404(a)(5) of the Code. The designation of participants, the amount of Company contributions, and the amount allocated to individual participants was determined by the Management Board. Restrictions on the Management Plan shares lapse on March 27, 2000, for all participants (except with respect to one participant whose restrictions lapsed January, 1999). Dividends are payable to the participants during that period.

     As an incentive to increasing the long-term value of the Company, Mr. Glenn had an agreement with Praxair, and Messrs. Duffy, Wiggins, and Wolfe have agreements with CB&I, whereby each received special compensation related to the initial public offering of the Company by Praxair, in March, 1997 (the "IPO"), in the amounts of 462,835, 18,383, 110,298, and 36,766 shares, respectively. Each of such officers, along with a group of approximately 48 other key management employees, are participants in the Management Plan. In fulfillment of Praxair's commitment, upon consummation of the IPO, the Company made a contribution to the Management Plan in the form of 925,670 shares.

EMPLOYEE STOCK PURCHASE PLAN

     The Company has adopted a broad-based employee stock purchase plan (the "Stock Purchase Plan") intended to qualify under Section 423 of the Code. Pursuant to the Stock Purchase Plan, each employee, including executive officers, electing to participate is granted an option to purchase shares on a specified future date at 85% of the fair market value of such shares on the date of purchase. During specified periods preceding such purchase date, a percentage of participating employees' after-tax pay is withheld and used to purchase as many shares as such funds allow at the discounted purchase price.

LONG-TERM COMPENSATION

     The Company has adopted the Chicago Bridge & Iron Long-Term Incentive Plan (the "Incentive Plan") for its executive officers, other management employees and Supervisory Directors, which is a so-called "omnibus" plan. The Incentive Plan allows the Company to provide long-term compensation in the following forms: non-qualified options to purchase shares; qualified "incentive" options to purchase shares; restricted shares; restricted stock units; "performance shares" paying out a variable number of shares depending on goal achievement; and "performance units," which would be cash payments based on either the value of the shares or appreciation in the price of the shares upon achievement of specific financial goals. Selection of participating employees and the number of options to be granted are subject to the approval of the Organization and Compensation Committee of the Supervisory Board.

     The exercise price of all options granted under the Incentive Plan may not be less than the fair market value of the shares subject to the option on the date the option is granted. Options are exercisable in accordance with the terms set forth in individual award agreements. The expiration date of each option shall not exceed 10 years from the date of grant.

     Awards of restricted stock shall be subject to a period of restriction during which the transfer shall be limited. Such restrictions shall lapse based on the passage of time, the achievement of performance goals, or the occurrence of other events as determined by the Organization and Compensation Committee.

     Each performance unit shall have an initial value that is established by the Organization and Compensation Committee at the time of grant. Holders of performance units and shares shall be entitled to receive a payout on the number and value of performance units and shares, based on the achievement during the performance period of specified performance goals.

     In the event of a change in control (as defined in the Incentive Plan), unless otherwise prohibited under applicable law, all options shall become immediately exercisable, the restriction period imposed on any restricted stock award shall lapse and the payout opportunities attainable under all outstanding awards of restricted stock, performance units and shares shall be deemed to have been fully earned for the entire performance period.

OPTIONS AND STOCK APPRECIATION RIGHTS

     The following tables summarize option grants and exercises pursuant to the Incentive Plan during the fiscal year 1999 to and by the executive officers named in the Summary Compensation Table above, and the value of the options held by such persons at the end of fiscal 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                    GRANT VALUE
                                        INDIVIDUAL GRANTS                                               DATE
-------------------------------------------------------------------------------------------------   ------------
               (A)                      (B)                (C)               (D)          (E)
                                     NUMBER OF                                                          (F)
                                    SECURITIES                                                      GRANT VALUE
                                    UNDERLYING     % OF TOTAL OPTIONS/                                  DATE
                                   OPTIONS/SARS      SARS GRANTED TO     EXERCISE OR                 GRANT DATE
                                      GRANTED      EMPLOYEES IN FISCAL   BASE PRICE    EXPIRATION     PRESENT
              NAME                 (# SHARES)(1)          YEAR            ($/SHARE)       DATE      VALUE ($)(2)
              ----                 -------------   -------------------   -----------   ----------   ------------
Gerald M. Glenn..................     51,200              30.0%            13.125       5/13/09       $266,240
Stephen P. Crain.................     10,600               6.2%            13.125       5/13/09         55,120
Robert B. Jordan.................     20,500              12.0%            13.125       5/13/09        106,600
Robert B. Jordan.................      2,500(3)            1.5%            13.500       9/10/09         13,400
Timothy J. Wiggins...............     12,300               7.2%            13.125       5/13/09         66,560
Robert H. Wolfe..................      8,600               5.0%            13.125       5/13/09         44,720

---------------
(1) All options were granted at market value and vest 25% per year starting May 13, 2000. Each option will terminate and cease to be exercisable if the Participant's employment with the Company terminates for any reason other than death, retirement, disability or dismissal for the convenience of the Company (other than involuntary termination of employment for willful misconduct or gross negligence).

(2) The estimated grant date present value reflected in the above table for all options is determined using the following Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table, other than the grant of 2,500 options to Mr. Jordan, include the following: (a) an exercise price of the option of $13.125 equal to the fair market value of the underlying stock on the date of grant; (b) an interest rate of 5.54% that represents the interest rate on a U.S. treasury security with a maturity date corresponding to that of the option term; (c) volatility of 44.30% calculated using daily stock prices for the thirty six months prior to the date of grant; (d) dividends at the rate of $0.24 per share, representing the annualized dividends paid with respect to a share of Common Stock at the date of grant; (e) an approximately 11.53% reduction to reflect the probability of forfeiture due to termination prior to vesting and approximately 9.63% reduction to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date; and (f) an option term of ten years. The ultimate values of options will depend on the future market price of Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

    The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the 2,500 options granted to Mr. Jordan reflected in the above table include the following: (a) an exercise price of the option of $13.50 equal to the fair market value of the underlying stock on the date of grant; (b) an interest rate of 5.92% that represents the interest rate on a U.S. treasury security with a maturity date corresponding to that of the option term; (c) volatility of 43.10% calculated using daily stock prices for the thirty six months prior to the date of grant; (d) dividends at the rate of $0.24 per share, representing the annualized dividends paid with respect to a share of Common Stock at the date of grant;
    (e) an approximately 11.53% reduction to reflect the probability of forfeiture due to termination prior to vesting and approximately 9.78% reduction to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date; and (f) an option term of ten years. The ultimate values of options will depend on the future market price of Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

(3) The option vests on September 10, 2006, but may vest on September 10, 2002 if the executive officer has held continuously until such date certain shares granted as restricted stock for which the restrictions have lapsed.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

               (A)                        (B)             (C)                (D)                    (E)
                                                                     NUMBER OF SECURITIES
                                                                          UNDERLYING        VALUE OF UNEXERCISED
                                                                         UNEXERCISED            IN-THE-MONEY
                                                                       OPTIONS/SARS AT        OPTIONS/SARS AT
                                                                          FY-END (#)             FY-END ($)
                                    SHARES ACQUIRED      VALUE           EXERCISABLE/           EXERCISABLE/
               NAME                 ON EXERCISE (#)   REALIZED ($)      UNEXERCISABLE        UNEXERCISABLE (1)
               ----                 ---------------   ------------   --------------------   --------------------
Gerald M. Glenn...................         0               NA           12,800/181,694          8,000/56,000
Stephen P. Crain..................         0               NA             2,650/25,261          1,656/11,594
Robert B. Jordan..................         0               NA             5,125/88,375          3,203/22,422
Timothy J. Wiggins................         0               NA             3,075/43,014          1,922/13,453
Robert H. Wolfe...................         0               NA             2,150/32,144           1,344/9,406

---------------
(1) Value is based on the NYSE composite closing price of $13.75 per share on December 31, 1999.

LONG-TERM INCENTIVE PLANS -- PERFORMANCE SHARE AWARDS IN LAST FISCAL YEAR

     In 1999, under the Chicago Bridge & Iron Long-Term Incentive Plan, target awards were allocated one third for each year beginning in the fiscal year 1999. Target awards are subject to adjustment based upon measurement of earnings per share for each fiscal year in which the measurement of performance is made.

                                                                                ESTIMATED FUTURE PAYOUTS
                                                                                     UNDER NON-STOCK
                                                                                    PRICE-BASED PLANS
                                                                             -------------------------------
                    (A)                                           (C)           (D)        (E)        (F)
                                                   (B)        PERFORMANCE
                                                NUMBER OF       OR OTHER
                                              SHARES, UNITS   PERIOD UNTIL
                                                OR OTHER       MATURATION    THRESHOLD    TARGET    MAXIMUM
                    NAME                       RIGHTS (#)      OR PAYOUT     ($ OR #)    ($ OR #)   ($ OR #)
                    ----                      -------------   ------------   ---------   --------   --------
Gerald M. Glenn.............................     16,900           1999         2,816      5,633      8,450
                                                                  2000         2,816      5,633      8,450
                                                                  2001         2,816      5,634      8,450
Stephen P. Crain............................      3,500           1999           583      1,116      1,749
                                                                  2000           583      1,116      1,749
                                                                  2001           583      1,117      1,749
Robert B. Jordan............................      6,800           1999         1,133      2,266      3,399
                                                                  2000         1,133      2,266      3,399
                                                                  2001         1,133      2,267      3,399
Timothy J. Wiggins..........................      4,100           1999           683      1,366      2,049
                                                                  2000           683      1,366      2,049
                                                                  2001           683      1,367      2,049
Robert H. Wolfe.............................      2,800           1999           466        933      1,400
                                                                  2000           466        933      1,400
                                                                  2001           466        934      1,400

     Actual performance against the performance goal for the fiscal year ended December 31, 1999 has been determined and the stock earned has been allocated. (See Summary Compensation Table -- LTIP -- Payouts).

PENSION AND OTHER RETIREMENT BENEFITS

     Effective January 1, 1997, the Company adopted the Chicago Bridge & Iron Savings Plan (the "401(k) Plan"), a tax qualified defined contribution pension plan for eligible employees, including, but not limited to, the named executive officers. Such plan consists of a typical voluntary pretax salary deferral feature under Section 401(k) of the Code; a dollar-for-dollar Company matching contribution applicable to such employee deferrals up to 3% of a participating employee's considered earnings; a basic additional Company contribution of 5% of each participating employee's considered earnings; and an additional discretionary Company profit-sharing contribution. The 401(k) Plan provides that the Company may, at the discretion of management, make certain of its matching contributions or additional discretionary profit sharing contributions in a uniform manner in the form of either cash or shares.

     The 401(k) Plan substantially replaced the CBI 401(k) Pay Deferral Plan and the CBI Pension Plan, each adopted by the Company's former parent, CBI Industries, Inc. The CBI Pension Plan (the "Pension Plan") was non-contributory and covered substantially all salaried employees and certain hourly employees of the Company and its participating subsidiaries. Since December 31, 1996, no employees of the Company participated in the Pension Plan who were not already participants as of December 31, 1996. No further benefits accrue under the provisions of the Pension Plan's normal benefit formulas for employees participating as of December 31, 1996. Instead, benefits accrued as of that date were computed and increased at a rate of 5% per year (not compounded) or fraction thereof of continuing service, to a maximum of three additional years. The December 31, 1996, accrued pension benefit was based on credited service and average earnings over the high three consecutive year period and is subject to an offset adjustment for each individual for primary social security benefits and a portion of the value of benefits under the terminated CBI Salaried Employee Stock Ownership Plan (1987) previously sponsored by CBI Industries, Inc. The estimated annual benefit payable upon retirement at normal retirement age for each of the named executive officers who participate in the plan is: Stephen P. Crain, $16,673.

     The Code limited the compensation used to determine benefits under the 401(k) Plan to $160,000 for 1999. Chicago Bridge & Iron Company adopted the Chicago Bridge & Iron Company Excess Benefit Plan through which it contributes benefits which would be paid under the 401(k) Plan in the absence of the IRS limit. Such contributions are paid into a trust, with an independent trustee, established for this purpose.

COMPENSATION OF DIRECTORS

     Supervisory Directors who were not employees of the Company received an annual retainer of $20,000, paid in quarterly installments, and $1,500 for attendance at each Supervisory Board meeting, as well as an annual grant of options to purchase 500 shares at an exercise price equal to the fair market value of the shares at the time of the grant. Supervisory Directors who were chairpersons of committees received an additional annual retainer of $3,000. Those who serve on Supervisory Board Committees received $1,000 for each Committee meeting attended. Supervisory Directors may elect to receive their compensation in Common Stock and may elect to defer their compensation. In addition, a Supervisory Director may direct that up to 8% of his or her director's fees be applied to purchase shares at 85% of the closing price per share on the New York Stock Exchange on the first trading day following the end of each calendar quarter. Shares are delivered either at the time of purchase or at a specified future date. Supervisory Directors who are full-time employees of the Company receive no compensation for serving as Supervisory Directors.

TERMINATION AND EMPLOYMENT AGREEMENTS

     The Company and Messrs. Crain, Jordan, Wiggins and Wolfe entered into change of control severance agreements each providing that, in the event of a termination of their respective employment with the Company (other than by reason of the employee's willful misconduct or gross negligence) or a significant reduction in their respective responsibilities, salary or benefits or a substantive change in the respective location of their employment, within the two-year period following a change of control of the Company, each will receive a special lump-sum payment following separation equal to $750,000, $1,000,000, $1,000,000 and $750,000, respectively. In addition, upon termination for any reason (other than by reason of the employee's willful misconduct or gross negligence) during the six-month period prior to a change of control, each employee will be entitled to receive a special lump-sum payment (in the amount previously set forth) minus the gross amount of any severance payments otherwise paid to such employee, within ten days following a change of control. Each employee who receives a special lump-sum payment is also entitled to receive outplacement services at the expense of the Company. The agreements provide that the Company will pay an amount necessary to reimburse each employee, on an after-tax basis, for any excise tax due under Section 4999 of the Code, as a result of such payment being treated as a "parachute payment" under Section 280G of the Code. The receipt by each employee of any of the amounts payable pursuant to the agreements is contingent upon the employee's execution of a release of claims in favor of the Company. A change of control for purposes of such agreements is deemed to occur if, other than in connection with the IPO, (i) any person or group of persons other than Praxair or one of its subsidiaries becomes the beneficial owner of 25% or more of the total voting power of the Company's or any such subsidiary's outstanding securities, (ii) upon consummation of any merger or other business combination of the Company or any subsidiary with or into another person pursuant to which the shareholders of the Company or any such subsidiary do not own, upon consummation of such combination, more than 50% of the voting power and value of the stock of the surviving person, or (iii) if, during any period of two years or less, a majority of the members of the Company's Supervisory Board changes and new members were not nominated by at least 75% of the Supervisory Directors then still in office who were Supervisory Directors at the beginning of such period.

     In addition, the Company has entered into employment arrangements with Messrs. Glenn, Jordan, Wiggins and Wolfe to serve the Company as President and Chief Executive Officer, Vice President -- Operations, Vice
President -- Treasurer and Chief Financial Officer, and Vice
President -- General Counsel
and Secretary, respectively. Pursuant to these arrangements, Mr. Glenn's base salary is $400,000 per year, Mr. Jordan's base salary is $265,000 per year, Mr. Wiggins' base salary is $220,000 per year and Mr. Wolfe's base salary is $175,000 per year. Such arrangements do not establish any required term of employment. The arrangements provide for, among other things, participation in Company bonus and incentive compensation programs, lump-sum payments, in the amounts specified above, and in the case of Mr. Jordan, $1,000,000, in the event of termination (or a significant reduction in levels of responsibility) within two years of a sale of the Company and, except for Mr. Jordan, for a special stock-based compensation award relating to the IPO (as described under the caption "Management Plan"). Each employee is also entitled to participate in the Company's relocation program and to receive either an automobile allowance of $500 per month or the use of a Company-owned vehicle.

                    ORGANIZATION AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

TO OUR SHAREHOLDERS

COMMITTEE ROLE IN OVERSEEING EXECUTIVE COMPENSATION POLICY

     The Company's Organization & Compensation Committee (the "Committee") consists of three members of the Supervisory Board of the Company (the directors of the Company elected by its public shareholders). None of the Committee's members are current or former employees of the Company or have any "interlocking" relationships for purposes of the proxy disclosure rules(1) of the United States Securities and Exchange Commission (SEC).

     A primary role of the Committee is to determine and oversee the administration of compensation for the Company's executive officers. The Committee approves the design of, assesses the effectiveness of, and administers, reviews and approves all salary arrangements and other remuneration for executive officers. The committee evaluates executive performance in reviewing and approving executive compensation.

     The Committee made certain compensation decisions for the Company's 1999 fiscal year as described below.

COMPENSATION PHILOSOPHY

     The Company is committed to increasing shareholder value by growing its business in the global marketplace. The Committee seeks to ensure that the Company's compensation policies and practices are used effectively to support the achievement of the Company's short- and long-term business objectives.

     The Company's overall compensation philosophy is to remain competitive with comparable companies while focusing on performance-based compensation. This philosophy is premised on the fact that the Company must compete with a wide variety of construction, engineering, heavy industrial and related firms in order to attract and develop a pool of talented employees. The philosophy also acknowledges the need to focus employees on the Company's financial performance. The Company's compensation philosophy includes the following factors:

        - Programs that will attract new talent and retain key people;

        - Competitive pay with significant focus on incentive compensation;

        - Equity compensation for top managers to motivate value creation for all shareholders; and

        - Plans with a higher percentage of pay "at-risk" (based on performance) than typical marketplace practices.

     In evaluating competitive practices, the Company considers competitive market data provided by an independent compensation consultant, Hewitt Associates LLC of Lincolnshire, Illinois. The data provided compares the Company's compensation practices to a group of "comparator" companies. These are companies that tend to have national and international business operations and lines of business, and also include companies operating in the same geographic areas and competing for management employees in the same areas of expertise as the Company. The Committee reviews and approves the selection of comparator companies based on its assessment of the comparability of the above factors. In 1999, the Committee reviewed and refined the selection of comparator companies in light of the above factors.

     The companies chosen for the comparator group used for compensation purposes generally are not the same companies which comprise the peer group index in the Performance Graph included in this Proxy Statement. Considering the factors described above, the Committee believes that the Company's most direct

---------------

(1) The relevant SEC rule, Item 402(j) or Regulation S-K, does not define the term "interlocking relationship."

competitors for executive talent are not necessarily all of the companies that would be included in a peer group established for comparing shareholder returns.

     The four key elements of the Company's executive compensation are base salary, annual incentives, long-term compensation, and benefits. These key elements are addressed separately below. In determining compensation, the Committee considers all elements of an executive officer's total compensation package.

BASE SALARIES

     The Committee regularly reviews each executive officer's base salary. Base salaries for executive officers are initially determined by evaluating the executives' levels of responsibility, prior experience, breadth of knowledge, internal equity within the Company, and external pay considerations.

     Base salaries provide the underlying level of compensation security to executives and allow the Company to attract competent executive talent and maintain a stable management team. Base salaries also allow executives to be rewarded for individual performance based on the Company's evaluation process. Base salary increases for individual performance, reward executives for achieving goals that may not be immediately evident in common financial measurements.

     Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Committee considers the executive's efforts in promoting Company values, safety, continuing educational and management training, improving quality, developing relationships with clients, suppliers and employees, demonstrating leadership abilities among coworkers and other goals.

     Base salaries are targeted at approximately the 50th percentile of the compensation data supplied by Hewitt on the comparator companies. Overall, executive salaries were increased in 1999 at a rate comparable to the increases provided at other companies and are near median market levels. Salaries of individual executives may be greater or less than the median of salaries of their counterparts at comparator companies, due to differences in individual performance, experience and knowledge, and the Committee's comparison of the responsibilities of the position at the Company with the responsibilities of similar positions at comparator companies.

     In 1999, Mr. Glenn received an increase in his rate of base salary of $21,000 per year, or an increase of 5% to his base rate of $420,000 per year. This increase was based on an evaluation of Mr. Glenn's performance, considered in light of the above described factors and individual performance goals set for him by the Committee. He actually received total base salary payments of $441,000 as reflected in the Summary Compensation Table on page 8.

ANNUAL INCENTIVES

     The Company adopted an Incentive Compensation Plan (the "Bonus Plan") which took effect in fiscal 1997, and was revised in 1999. The Bonus Plan is an annual short-term incentive plan covering a group consisting of the executive officers of the Company and its principal operating subsidiaries, and other designated key management employees. The Bonus Plan is based on the annual operating plan of the Company, arrived at as a result of discussion and analysis of the business plans within the major divisions of the Company. Payment of bonuses is based on attaining specific corporate-wide financial and non-financial goals approved by the Committee, and other factors described below, and is payable following the end of the fiscal year. The goals are set from year to year, at the beginning of each year (subject to modifications relating to extraordinary events), upon management's recommendation and approval by the Committee.

     For 1999, under the Bonus Plan, a target bonus, generally expressed as a percent of salary, was established for each participating employee at the beginning of the year based on position, responsibilities and grade level. The bonus could be earned from three sources -- achievement of the corporate goals, achievement of a participant's designated business unit performance goals (if applicable), and achievement of individual performance goals. Each of these sources consisted of a total bonus "pool," an amount that could range from zero to 150% of the aggregate of all participants' target amounts for that source. The total pool for achievement of the corporate goals was approved by the Committee, and the respective pools for business unit and individual performance were determined by Company management. The CEO's individual performance bonus was determined by the Committee.

     For fiscal 1999, Mr. Glenn and the Company's other executive officers received bonus payments pursuant to the Bonus Plan. Mr. Glenn received a bonus payment of $350,000. Mr. Glenn's bonus payment was above his target bonus and reflects the achievement of the corporate goals for 1999. In 1999, Mr. Glenn's annual bonus payment represented 83% of his base salary as reflected in the Summary Table on page 8, and depending on achievement of the respective goals under the Plan, could have ranged from 0% to 113% of his base pay. Mr. Glenn's bonus is somewhat above the median of annual incentive compensation paid other executives at comparator companies for 1999. The amount of Mr. Glenn's bonus was determined by the Committee based on a combination of the degree of achievement of the corporate goals, as applied to all Bonus Plan participants, and the achievement of individual goals set for Mr. Glenn in the areas of leadership, initiatives for new business development, and management development of the other Company executives under Mr. Glenn's direction.

LONG-TERM INCENTIVES

     In keeping with the Company's commitment to provide a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant portion of an executive's total compensation package. The Committee's objective is to provide executives with long-term incentive award opportunities that are at or above the median of comparator companies, with the actual realization of the opportunity dependent on the degree of achieving the performance or other conditions of the award. As a key element of this objective, it is the desire of the Committee to encourage continued executive ownership of incentive award stock in order to align their long-term interests with those of other shareholders.

     Long-term incentives are provided pursuant to the Company's Long-Term Incentive Plan ("Incentive Plan"). A new 1999 Incentive Plan was adopted by the Company and approved by the shareholders in 1999. When awarding long-term incentives, the Committee considers executives' levels of responsibility, prior experience, historical award data, various performance criteria and compensation practices at comparator companies. The long-term incentives awarded in 1999 were: non-qualified stock options, Performance Shares and Restricted Stock Units.

     Stock options are granted under the Incentive Plan at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options generally have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of shareholder value over the long term, identification with shareholders' interests and encourages equity ownership in the Company. Stock options granted in 1999 to senior executives under the Incentive Plan become exercisable beginning May 13, 2000, at a rate of 25% of such options on such date, and an additional 25% on May 13 of each of the following three years.

     In order to provide employees with an incentive to retain ownership of vested shares from Performance Share or Restricted Stock grants, in 1999 the Committee approved a program, pursuant to the Incentive Plan, to grant non-qualified stock options ("Retention Options") upon the vesting of Performance Shares or Restricted Stock Shares. Retention Options granted in 1999 vest and become exercisable on the seventh (7th) anniversary of date of grant. However, this vesting and exercisability is accelerated to the third (3rd) anniversary of date of grant, if the participant still retains ownership of 100% of the vested shares in connection with which the Retention Options have been awarded.

     Performance Shares are granted under the Incentive Plan subject to specific Company performance goals set by the Committee and made a part of each participant's grant, to be achieved over a defined Performance Period, and which determine the number of Performance Shares actually to be earned and issued to a participant. Accordingly, Performance Shares are issued and the award has value only to the extent the performance goals are achieved. Performance goals are generally set to achieve the same objectives of creation of long-term shareholder value as in the case of stock options, with an additional focus on the specific performance goal utilized.

     During 1999, participants were granted a "target" number of Performance Shares to be earned based on the compound growth of Company earnings per share
(EPS) as compared to fiscal year 1997 results, at a rate of one-third (1/3) of the total target for each of fiscal years 1999, 2000 and 2001. Such target Performance Shares, or a portion thereof ranging from a minimum of 0% to a maximum of 150% of such target, will be earned for each of such fiscal years if the compound growth in EPS over the 1997 fiscal year falls in a specified range.

     Restricted Stock Units are bookkeeping units kept on the books of the Company, each of which, upon award to a participant, represents the right of the participant to receive a share in the future upon the lapse of restrictions subject to conditions set by the Committee. Restricted Stock Units are awarded as an incentive for retention and performance of both newly-hired and continuing key managers. Such awards are subject to forfeiture during the period of restrictions prior to vesting. Upon vesting, a participant is issued one share for each Restricted Stock Unit vested. During the period of restriction, participants are paid cash amounts corresponding to the time and amount of actual dividends paid on issued shares. Awards of Restricted Stock Units made in 1999, subject to other conditions of forfeiture, will vest at a rate of 25% of the number of Units awarded on each of the first four anniversaries of the date of award.

     In 1999, Mr. Glenn received options to purchase 51,200 shares with an exercise price of $13.125, and a target award of 16,900 Performance Shares, both of which were granted in accordance with the conditions described above, and as detailed in the table on pages 10 and 12. The size and estimated value of such grant and award is slightly above the median of comparator companies. Mr. Glenn currently owns or has beneficial ownership of 580,468 shares, as shown on page
7. This equity interest provides an appropriate link to the interests of shareholders.

     In 1999, the Committee approved and the Company agreed to a change in outstanding long term incentive arrangements with Mr. Glenn. As a special incentive to performance and the success of the Company in the period during the initial public offering of the Company's Common Stock by Praxair, Inc., the Company's former parent, in March, 1997, a designated group of management employees, including Mr. Glenn, received from Praxair a grant of shares under the Chicago Bridge & Iron Management Defined Contribution Plan ("Management Plan Shares"). In the absence of other contingent events provided for in the Management Plan, such shares would otherwise have vested on March 26, 2000. After thorough discussion, and considering the advice of its outside consultants and legal counsel, the Committee determined that it was in the best interests of the Company and shareholders to provide an incentive to Mr. Glenn to retain ownership of such shares for a longer time period and to remain in the employment of the Company. Accordingly, in September, 1999, the Company entered into an agreement with Mr. Glenn whereby the receipt of his Management Plan Shares would be deferred until April 1, 2002, or his termination of employment, if earlier. For purposes of such incentive, Mr. Glenn was granted an award of 50,000 Restricted Stock Units. Such Restricted Stock Units will vest April 1, 2002, but will be forfeited if Mr. Glenn leaves the Company before that date for reasons other than death, disability, or dismissal for the convenience of the Company.

BENEFITS

     In general, benefits provide a safety net of protection against financial catastrophes that can result from illness, disability, or death. The benefits offered by the Company to key executives are generally those offered to the general employee population with some variation to promote replacement of benefit opportunities lost to regulatory limits, as discussed on page 13. Data provided to the Committee under a study conducted for it by Hewitt Associates LLC indicates that the nature and value of the benefits being so provided by the Company are competitive and in line with those offered by the comparator companies and those within the Company's industry.

INTERNAL REVENUE CODE 162(M) CONSIDERATIONS

     Section 162(m) of the U.S. Internal Revenue Code of 1986 ("Code") provides that compensation in excess of $1,000,000 annually for any of the five most highly-paid executive officers will not be deductible for purposes of U.S. corporate income taxes unless it is "performance-based" compensation and is paid pursuant to a plan meeting certain requirements of the Code. The Committee's primary obligation is to promote, recognize and reward performance which increases shareholder value, and accordingly will continue to rely on performance-based compensation programs which are designed to achieve that goal. The Committee believes that all compensation paid in respect of 1999 and earlier years was deductible, primarily because the aggregate amount of such compensation for each executive officer was below the $1 million threshold under
Section 162(m). In 1999, upon the Company's recommendation, the Company's shareholders approved a new Incentive Compensation Program and the 1999 Long-Term Incentive Plan that permit the Company to provide annual bonuses, stock options and other stock-based awards to its executive officers. Such plans were designed in a form that payments under such plans would qualify as deductible performance-based compensation. Certain compensation paid in 1999 and in future years pursuant to the Company's prior Bonus Plan and Long-Term Incentive Plan may not be deductible to the extent such compensation causes the $1,000,000 threshold to be exceeded for any of Company's five highest paid executive officers. The Committee intends to give appropriate consideration to the requirements of Section 162(m) in the operation of the Plan and Program, but will also exercise its discretion to determine, according to the best overall interests of the Company, whether to satisfy such requirements.

CONCLUSION

     The Committee believes these executive compensation policies and programs serve the interests of shareholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the shareholders' benefit.

     We will continue to monitor the effectiveness of the Company's total compensation program to meet the current needs of the Company.

Vincent L. Kontny (Chairman)
J. Dennis Bonney
Gary L. Neale

                            STOCK PERFORMANCE CHART

     The Stock Performance Chart below shall not be deemed incorporated by reference by a general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. There can be no assurance that the Common Stock performance will continue into the future with the same or similar trends depicted in the graph below. The Company will not make or endorse any predictions as to future performance of the Common Stock.

     The chart below compares the cumulative total shareholder return on the Common Stock from the date of the IPO to the end of the last fiscal year with the cumulative total return on the Russell 2000 Index and the Dow Jones Heavy Construction Industry Index ("Peer Group Index") for the same period. The comparison assumes $100 was invested in the Common Stock, the Peer Group Index and the Russell 2000 Index on March 27, 1997, and reinvestment of all dividends.

                          COMPARISON OF TOTAL RETURNS

         VALUE FOR EACH ONE HUNDRED DOLLARS INVESTED ON MARCH 27, 1997
           (GAINS IN STOCK PRICE, DIVIDENDS AND REINVESTED DIVIDENDS)

                              [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------
                                                 03/27/97         12/31/97         12/31/98         12/31/99
----------------------------------------------------------------------------------------------------------------
 Chicago Bridge & Iron Company N.V.              $100.00          $ 91.14          $ 69.59          $ 80.06
 Peer Group Index                                $100.00          $ 83.28          $ 86.74          $ 81.47
 Russell 2000 Index                              $100.00          $129.01          $125.40          $149.96

                                     ITEM 2

                          ADOPTION OF ANNUAL ACCOUNTS

     At the Annual Meeting, the shareholders will be asked to authorize the preparation of the annual accounts and annual report in the English language and to adopt the Dutch Statutory Annual Accounts of the Company for the fiscal year ended December 31, 1999 (the "Annual Accounts"), as required under Dutch law and the Articles of Association. Copies of the Annual Accounts and the report of the Management Board can be obtained free of charge by shareholders and other persons entitled to attend meetings of shareholders of the Company at the offices of the Company at Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands; at Kas-Associatie N.V., Spuistraat 172, 1012 VT Amsterdam, The Netherlands; and at the Bank of New York, 101 Barclay Street, 22nd Floor West, New York, New York 10286 USA from the date hereof until the close of the Annual Meeting.

     The Annual Accounts are prepared in accordance with Dutch law and International Accounting Standards ("IAS"). However, the Annual Accounts are substantially similar to the Financial Statements contained in the Company's 1999 Annual Report to Shareholders (the "Annual Report") accompanying this Proxy Statement, which were prepared in accordance with generally accepted accounting principals in the United States ("U.S. GAAP"). The Annual Accounts contain certain disclosures not required under U.S. GAAP. In addition, the Management Report required by Dutch law, although substantially similar to Management's Discussion and Analysis of Financial Conditions and Results of Operations included in the Annual Report, also contains information included in the Company's Annual Report on Form 10-K and other information required by Dutch law.

     Under the Articles of Association, adoption of the Annual Accounts by the shareholders discharges the members of the Management Board and the Supervisory Board from liability in respect of the exercise of their duties during the financial year concerned, unless an explicit reservation is made by the Annual Meeting and without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy. This discharge from liability does not extend to matters not disclosed to shareholders.

     The affirmative vote of a majority of the votes cast at the meeting is required to adopt the Annual Accounts.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE ANNUAL ACCOUNTS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 3

                            DISTRIBUTION OF PROFITS

     The Company's Articles of Association provide that "from the profits appearing from the annual accounts as adopted, such an amount shall be reserved by the company as shall be determined by the management board which resolution requires the approval of the supervisory board. The profits remaining after
(such) reservation ... are at the disposal of the general meeting for distribution on the shares equally and proportionally and/or reservation." As permitted under the Company's Articles of Association, interim dividends were paid in 1999 on March 30, June 30, September 30 and December 30 ("interim dividends").

     It is proposed that the shareholders resolve on the distribution of 1999 profits in the amount of $0.24 per share and on the transfer of the balance of the profits to retained earnings.

     The affirmative vote of a majority of the votes cast at the meeting is required to resolve on the distribution of profits.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE DISTRIBUTION OF PROFITS EQUAL TO INTERIM DIVIDENDS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 4

     EXTENSION OF AUTHORITY OF MANAGEMENT BOARD TO REPURCHASE UP TO 30% OF
        THE ISSUED SHARE CAPITAL OF THE COMPANY UNTIL NOVEMBER 11, 2001

     Under Dutch law and the Articles of Association, the Management Board may, with the prior approval of the Supervisory Board, and subject to certain Dutch statutory provisions, be authorized to repurchase issued shares on behalf of the Company in amounts, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this proposal will allow the Company to have the flexibility to repurchase its shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on an annual rolling basis. At the 1999 Annual Meeting, the general meeting of shareholders authorized the Management Board to repurchase up to 30% of the Company's issued share capital on behalf of the Company in open market purchases, through privately negotiated transactions or by means of a self-tender offer or offers at prices ranging up to 150% of the market price at the time of the transaction. As of March 21, 2000, the Company had repurchased 2,171,000 shares under this authority. Such authority expires on November 12, 2000.

     The Management Board believes that the Company would benefit by extending and expanding the authority of the Management Board to repurchase its share capital. For example, to the extent the Management Board believes that the Company's stock may be undervalued at the market levels at which it is then trading, repurchases of its own share capital may represent an attractive investment for the Company. Such shares, to the extent they are not canceled pursuant to the authority requested in Item 5 below, could be used for any valid corporate purpose, including use under the Company's compensation plans, sale in connection with the exercise of outstanding options, or for acquisitions, mergers or similar transactions. The reduction in the Company's issued capital resulting from any such purchases (assuming such repurchased shares are subsequently canceled) will increase the proportionate interest of the remaining shareholders in the Company's net worth and whatever further profits the Company may earn. However, the number of shares repurchased, if any, and the timing and manner of any repurchases would be determined by the Management Board in light of prevailing market conditions, the Company's available resources and other factors that cannot now be predicted. The nominal value of the shares to be acquired by the Company, already held by the Company or held by a subsidiary may never exceed 10% of the issued share capital.

     In order to provide the Company with sufficient flexibility, the Management Board proposes that the general meeting of shareholders grant extended authority for the repurchase of up to 30% of the current issued share capital (or over 2.7 million shares) in the open market, through privately negotiated transactions or by means of a self-tender offer or offers and at prices ranging up to 150% of the market price at the time of the transaction. Such authority would extend for eighteen months from the date of the 2000 Annual Meeting until November 11, 2001.

     The affirmative vote of a majority of the votes cast at the meeting is required to adopt the proposal to grant extended authority to the Management Board until November 11, 2001 to repurchase up to 30% of the Company's issued share capital on behalf of the Company in the open market, through privately negotiated transactions or by means of a self-tender offer or offers at prices ranging up to 150% of the market price at the time of the transaction.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO GRANT EXTENDED AUTHORITY TO THE MANAGEMENT BOARD TO REPURCHASE SHARES OF THE COMPANY'S SHARE CAPITAL, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 5

                  CANCELLATION OF SHARES TO BE ACQUIRED BY THE
                        COMPANY IN ITS OWN SHARE CAPITAL

     Under Dutch law and the Articles of Association, the Company may hold no more than 10% of its issued share capital at any time. In order to allow implementation of proposed repurchases contemplated by the authorization requested in Item 4 above which would be in excess of 10% (and up to 30%) of the then issued share capital, the Company must cancel shares which have been repurchased. The Management Board, with the prior approval of the Supervisory Board and subject to certain Dutch statutory conditions, is requesting a resolution on the prospective cancellation of shares so that the Management Board will have the ability to implement any proposed repurchases in excess of 10% (and up to 30%) of the current issued share capital in an efficient manner without the delay and expense of calling special shareholders meetings. This resolution will replace last years resolution.

     Prospective cancellation of shares shall occur if and when the Company holds in excess of 9% of its issued share capital, at which time the Company will cancel all or a portion of such shares, as determined by the Management Board. The Company proposes to cancel such shares in two tranches, or such higher number of tranches as the Management Board shall determine, with no tranche to exceed 10% of the then issued share capital of the Company. The total number of shares to be prospectively canceled by the Company will not exceed 20% of the current issued share capital, or a total of approximately 1,900,000 shares.

     With regard to the requirements of Section 2:99 and 2:100, Dutch Civil Code, the resolution to cancel shares prospectively held by the Company of its share capital will become effective after filing thereof with the Commercial Register and after expiry of a two-month period after publication of such filing in a daily newspaper distributed nationally in The Netherlands, provided no opposition is instituted by creditors against such resolution. If opposition is instituted, such resolution shall become effective as soon as possible, with due observance of the law. Upon effectiveness of such resolution, the capital decrease will be filed with the Commercial Register, the shareholders register of the Company will reflect the cancellation of registered shares and bearer share certificates and registered share certificates, if any, will be destroyed. The above-mentioned filing with the Commercial Register will show which number of shares have been canceled in the relevant tranche. For every cancellation tranche, a filing will be made.

     The affirmative vote of a majority of the votes cast, or the affirmative vote of 2/3 of the votes cast if less than 50% of the issued capital is represented at the meeting, is required to adopt the proposal to prospectively cancel shares to be acquired by the Company of its share capital.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO PROSPECTIVELY CANCEL SHARES TO BE ACQUIRED BY THE COMPANY OF ITS SHARE CAPITAL, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 6

            AMEND THE ARTICLES OF ASSOCIATION TO ALLOW THE CHAIRMAN OF THE MEETING OF SHAREHOLDERS TO SET THE RULES OF ORDER
                        FOR THE MEETING OF SHAREHOLDERS

     It is desirable to the shareholders to have orderly proceedings at meetings of the shareholders. The Supervisory Board believes that this can be best accomplished if the Chairman of the meeting of shareholders is given clear authority to establish the rules of conduct of the meeting. Therefore, the Supervisory Board proposes that the Articles of Association be amended by adding paragraph 3 to Article 38 to read as follows (unofficial English translation):

        3. The chairman may adopt rules regarding, inter alia, the length of time for which persons in attendance may speak. The chairman may determine other rules if he considers this desirable with a view to the orderly proceedings of the meeting. Any matters regarding the proceedings at the general meeting of shareholders for which these articles of association contain no provisions shall be decided upon by the chairman with due observance of the provisions of Article 13 of Book 2 of the Civil Code.

     The affirmative vote of a majority of the votes cast is required to adopt the proposal to amend the Articles of Association to allow the Chairman to set the rules of order at general shareholder meetings.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE ARTICLES OF ASSOCIATION TO ALLOW THE CHAIRMAN TO SET THE RULES OF ORDER AT GENERAL SHAREHOLDER MEETINGS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 7

              DETERMINE THE COMPENSATION OF SUPERVISORY DIRECTORS
                      WHO ARE NOT EMPLOYEES OF THE COMPANY

     Under the Company's Articles of Association, the shareholders determine the compensation of Supervisory Directors, including changes to their compensation. As approved by the shareholders in 1997, Supervisory Directors who are not employees of the Company receive an annual retainer of $20,000, a meeting attendance fee of $1,500 and an annual grant of options to purchase 500 shares. Committee chairmen receive an annual retainer of $3,000 and committee members receive a meeting attendance fee of $1,000. Supervisory Director fees are more fully described under the caption "Compensation of Directors".

     The Company proposes to increase the remuneration of Supervisory Directors who are not employees so that each director will receive annual grants of options, which vest after one year, to purchase 2,000 shares and an annual retainer of $22,000. The remainder of the remuneration for each Supervisory Director will remain the same. If this proposal is not adopted, the Company will continue to pay the compensation and fees previously established.

     The affirmative vote of a majority of the votes cast is required to adopt the proposal to establish the compensation of Supervisory Directors who are not employees of the Company.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ESTABLISH COMPENSATION OF SUPERVISORY DIRECTORS WHO ARE NOT EMPLOYEES OF THE COMPANY, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 8

                 RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN
           AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR 2000

     The Supervisory Board has appointed the firm of Arthur Andersen as the Company's independent public accountants for the year ending December 31, 2000, subject to ratification by the shareholders. Arthur Andersen has acted as the Company's independent public accountants since inception and of the Company's predecessors since 1939. Representatives of Arthur Andersen are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast at the meeting is required to ratify the appointment of Arthur Andersen as the Company's independent public accountants for 2000.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF ARTHUR ANDERSEN'S APPOINTMENT AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2000, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                             SHAREHOLDER PROPOSALS

     Any proposal of a shareholder intended to be presented at the 2001 Annual Meeting of Shareholders must be received at the Company's principal executive offices no later than December 13, 2000, if the proposal is to be considered for inclusion in the Company's proxy statement relating to such meeting, without prejudice to shareholder's rights to cause a general meeting of shareholders to be convened or to convene one under article 34.2 of the Articles of Association.

                                          By Order of the Board of Supervisory
                                          Directors

                                          Gerald M. Glenn
                                          Chairman of the Board of Supervisory
                                          Directors

Amsterdam, The Netherlands
April 3, 2000

                       CHICAGO BRIDGE & IRON COMPANY N.V.
                             VOTING INSTRUCTION CARD
  (MUST BE PRESENTED AT THE MEETING OR RECEIVED BY MAIL PRIOR TO THE CLOSE OF
                            BUSINESS ON MAY 4, 2000)

     The undersigned registered holder of Shares of New York Registry (each representing one Common Share of NLG 0.01 nominal amount of Chicago Bridge & Iron Company N.V.), hereby appoints The Bank of New York, as New York Transfer Agent and Registrar, through its agent, as the proxy of the undersigned to attend and address the Annual General Meeting of Shareholders of Chicago Bridge & Iron Company N.V. to be held in Amsterdam, The Netherlands on May 11, 2000 and, in general, to exercise all rights the undersigned could exercise in respect of such Common Shares if personally present thereat upon all matters which may properly come before such Meeting and every adjournment thereof, and instructs such proxy to endeavor, in so far as practicable, to vote or cause to be voted on a poll (if a poll shall be taken) the Common Shares of Chicago Bridge & Iron Company N.V. represented by Shares of New York Registry registered in the name of the undersigned on the books of the New York Transfer Agent and Registrar as of the close of business on March 29, 2000, at such Meeting in respect of the resolutions specified on the reverse side hereof.

NOTE: PLEASE DIRECT YOUR PROXY HOW IT IS TO VOTE BY PLACING AN X IN THE APPROPRIATE BOX OPPOSITE THE RESOLUTIONS SPECIFIED ON THE REVERSE SIDE HEREOF.

                                   CHICAGO BRIDGE & IRON COMPANY N.V.
                                   P.O. BOX 11436
                                   NEW YORK, NEW YORK 10203-0436

                     (Continued and to be dated and signed on the reverse side)

1. To reappoint the following members of the Board of Supervisory
   Directors to serve until the Annual Meeting of Shareholders in 2003 and until their successors shall have been duly appointed:

                                                        FOR           AGAINST       ABSTAIN
   J. Dennis Bonney                                     [ ]              [ ]          [ ]

   Gerald M. Glenn                                      [ ]              [ ]          [ ]

   Vincent L. Kontny                                    [ ]              [ ]          [ ]

2. To authorize the preparation of the annual           [ ]              [ ]          [ ]
   accounts and the report in the English
   language and to adopt the Dutch Statutory
   Annual Accounts of the Company for the fiscal
   year ended December 31, 1999;

3. To approve the distribution of profits for           [ ]              [ ]          [ ]
   the fiscal year ended December 31, 1999 in the
   amount of US$0.24 per share of Common Stock
   previously paid as interim dividends;

4. To approve the extension of the authority            [ ]              [ ]          [ ]
   of the Management Board to repurchase up to
   30% of the issued share capital of the
   Company until November 11, 2001;

5. To cancel shares to be acquired by the               [ ]              [ ]          [ ]
   Company in its own share capital;

6. To amend the Articles of Association to allow        [ ]              [ ]          [ ]
   the Chairman to establish the rules of order
   and grant authorization to implement the
   amendment;

7. To determine the compensation of Supervisory         [ ]              [ ]          [ ]
   Directors who are not employees of the Company;
   and

8. To approve the appointment of Arthur Andersen        [ ]              [ ]          [ ]
   as the Company's independent public accountants
   for the fiscal year ending December 31, 2000.

                                               Change of Address and
                                               or Comments Mark Here     [ ]

                                This Form must be signed by the
                                person in whose name the relevant
                                Common Share is registered on the
                                books of New York Transfer Agent and
                                Registrar. In the case of a
                                Corporation, the Form should be
                                executed by a duly authorized
                                Officer or Attorney.

                        Dated; __________________________________, 2000

                        -----------------------------------------------

                        -----------------------------------------------
                                   Signature of Registered holder

                        Vote MUST be Indicated (x) in Black or Blue Ink. [X]

THE SUPERVISORY BOARD RECOMMENDS A VOTE FOR MESSRS BONNEY, GLENN AND KONTNY AND FOR ITEMS 2 - 8.

Sign, Date and Return the Form Promptly Using the Enclosed Envelope.